Exhibit 99.1

Sue James Elected to Yahoo!’s Board of Directors

SUNNYVALE, Calif., January 14, 2010 – Today Yahoo! Inc. (NASDAQ: YHOO) announced that Sue James was elected to the company’s Board of Directors, effective January 11, 2010. Sue brings extensive financial expertise and experience with a 35-year career at Ernst & Young (E&Y). Sue was also named Chair of the Board’s Audit Committee.

“The Yahoo! Board continues to be committed to upholding the highest standards of corporate governance and fiduciary responsibilities,” said Roy Bostock, Chairman of Yahoo!’s Board of Directors. “Sue’s mix of financial and technology experience throughout her career at E&Y adds strength to the Board and makes her well suited to lead the Audit Committee.”

Sue joined E&Y, a global leader in professional services, in 1975 and served as a partner from 1987 until her retirement in June 2006. She served as a consultant from June 2006 to December 2009. During her tenure with E&Y, Sue was the lead partner or partner-in-charge for the audit work for a number of significant technology companies including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and HP. She also served on the E&Y Americas Executive Board of Directors from January 2002 through June 2006. Sue is a certified public accountant and a member of the American Institute of Certified Public Accountants.

“Sue is one of the most accomplished executives in her field and her experience will be invaluable as Yahoo! continues to focus on operational and financial efficiencies,” said Carol Bartz, Yahoo! CEO. “We’re excited to welcome her to the Board and look forward to her considerable insight and expertise.”

Sue also serves on the Board of Directors of Applied Materials, Inc., Coherent, Inc. and Tri-Valley Animal Rescue, a non-profit that is dedicated to providing homes for homeless pets.

Sue holds Bachelor degrees from Hunter College and San Jose State University.

About Yahoo!

Yahoo! attracts hundreds of millions of users every month through its innovative technology and engaging content and services, making it one of the most trafficked Internet destinations and a world class online media company. Yahoo!’s vision is to be the center of people’s online lives by delivering personally relevant, meaningful Internet experiences. Yahoo! is headquartered IN Sunnyvale, California. For more information, visit http://pressroom.yahoo.com or the company’s blog, Yodel Anecdotal (http://yodel.yahoo.com).

Yahoo! is the trademark and/or registered trademark of Yahoo! Inc.

All other names are trademarks and/or registered trademarks of their respective owners.

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Media Contact:

Dana Lengkeek

408-349-1130

danal@yahoo-inc.com

Investor Contact:

Cathy La Rocca

408-349-5188

cathy@yahoo-inc.com